Exhibit 99.2
IPG PHOTONICS ANNOUNCES LEADERSHIP TRANSITION

Mark Gitin Appointed Next Chief Executive Officer and to Board of Directors

Co-Founder Dr. Eugene Scherbakov to Remain a Member of the Board

MARLBOROUGH, Mass. – April 30, 2024 - IPG Photonics Corporation (NASDAQ: IPGP) (“IPG” or the “Company”) today announced that its Board of Directors (the “Board”) has appointed Mark Gitin, 57, as the next Chief Executive Officer of the Company and as a member of the Board, effective June 5, 2024. Dr. Gitin’s appointment follows a robust succession planning process, which was conducted with the assistance of a leading independent search firm and considered both internal and external candidates. Following Dr. Gitin’s addition, the Board will expand to 11 members.

Dr. Gitin will succeed Dr. Eugene Scherbakov, 76. Dr. Scherbakov is a co-founder of IPG and has spent 30 years with the Company. He will remain a member of the Board and serve as an advisor to the newly appointed CEO.

Dr. Gitin currently oversees the Photonics Solutions Division at MKS Instruments, Inc., a business with more than $1 billion in revenue. Dr. Gitin has more than 30 years of experience in the lasers and optics sector and possesses extensive technical and scientific expertise. Prior to joining MKS, he held several executive roles at Coherent. Dr. Gitin has a Ph.D. in Electrical Engineering from Cornell University, with a focus on ultra-short pulse lasers.

“The entire Board has been focused on the next phase of IPG’s evolution, and we are confident that now is the right moment for an orderly transition to build on the strong foundation that has been established to deliver sustainable and profitable long-term growth,” said John Peeler, Non-Executive Chair of the Board. “After thoroughly reviewing a broad range of candidates, we selected Dr. Gitin to lead IPG due to his track record as a strategic industry leader with the ability to identify and execute growth opportunities. He has proven he can drive operational excellence and manage both organic and inorganic growth, and his impressive scientific background speaks for itself. The Board looks forward to working with him and welcomes him to IPG.”

In the near-term, IPG will continue to focus on executing its stated strategic objectives, including diversifying and growing revenue away from China, investing in emerging growth products and continuing to generate strong cash flow and value for stockholders.

Mr. Peeler continued, “The Board is exceptionally grateful to Dr. Scherbakov for his significant contributions over the last 30 years, and particularly during the past three years when he took over as CEO from co-founder Valentin Gapontsev during the COVID-19 pandemic. Additionally, Dr. Scherbakov helped IPG successfully shift the Company’s manufacturing capacity out of Russia following the beginning of the conflict in Ukraine. Dr. Scherbakov strengthened IPG’s competitive position and laid the foundation for its next phase by establishing a clear strategic plan focused on key growth markets and applications, reorganizing R&D and disposing of non-core assets. He was able to manage a smooth and successful transition when Dr. Gapontsev stepped down, and we look forward to continuing to work with Dr. Scherbakov in his capacity as a director.”

“For more than three decades I have been committed to the growth and success of IPG, and it has been an honor to serve as CEO,” Dr. Scherbakov stated. “During the search process, it became clear that Dr. Gitin possessed a unique combination of relevant scientific expertise and a proven ability as a successful operator in our industry. We are thrilled to have secured Dr. Gitin as our next CEO, and I look forward to helping him to make this transition seamless for our customers and other stakeholders.”

Exhibit 99.2
“I have long-admired IPG as an industry leader that has consistently been able to deliver innovative laser products while maintaining a strong reputation and identity as a science-led organization,” said Dr. Gitin. “I look forward to getting to work and helping drive this next phase for the Company. I would also like to thank the members of the Board, and especially Dr. Scherbakov, both for how welcoming they have been throughout this process and for their trust in me in this role.”

More About Mark Gitin
Dr. Gitin currently serves as Executive Vice President and General Manager, Photonics Solutions Division of MKS Instruments, Inc. Dr. Gitin joined MKS in September 2017 as Vice President and General Manager of the Photonics Business Unit and in 2018, also assumed responsibility for the Instruments and Motion Business Unit. At MKS, Dr. Gitin was recruited to help drive the integration of the Newport Corporation acquisition. Under Dr. Gitin’s leadership, the business grew substantially in both revenue and profitability.

Prior to joining MKS, from March 1995 to September 2017, Dr. Gitin held various management positions covering a wide range of technologies at Coherent, Inc., including Vice President of Strategic Marketing, Vice President of Business Development, and Vice President and General Manager of the Diodes, Fibers and Systems Business Unit.

Dr. Gitin holds a B.S. in Electrical Engineering from the University of California, Davis and an M.Eng. and Ph.D. in Electrical Engineering from Cornell University. He has been issued five patents and has published peer-reviewed articles on lasers and opto-electronic technologies.

Investor Contact
Eugene Fedotoff
Senior Director, Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com

Media Contact
Dan Zacchei / Joe Germani
IPG@longacresquarepartners.com

About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.
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